Exhibit 5

                       (212) 450-4000


                                                   _______, 1994


Re:  Registration Statement on Form S-3
     (Registration No. 33-52503)
     ----------------------------------


Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana  70112

Dear Sirs:

          We are acting as special counsel for Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to $400,000,000 maximum aggregate initial offering price of Debt Securities (the "Debt Securities"), Preferred Stock, $0.10 par value per share (the "Preferred Stock"), and Warrants ("Warrants") to purchase Debt Securities, Preferred Stock, Special Stock (including Class A Common Stock) ("Special Stock") or other securities or rights of the Company. Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus (the "Prospectus") which is a part of this Registration Statement is a combined Prospectus relating also to registration statements no. 33-63376 and, to the extent applicable, no. 33-45787. The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of senior debt, under a senior debt indenture dated as of ______, 1993 (the "Senior Debt Indenture"), between the Company and The Chase Manhattan Bank, N.A., as Trustee, and, in the case of subordinated debt, under a subordinated debt indenture dated as of ______, 1993 (the "Subordinated Debt Indenture"), between the Company and Chemical Bank, as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Company may offer Depositary Shares (the "Depositary Shares") representing interests in Preferred Stock or Special Stock deposited with a Depositary and evidenced by Depositary Receipts, and such Depositary Shares are also covered by the Registration Statement.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. When the specific terms of a particular Debt Security have been duly authorized and established in accordance with the Senior Indenture or the Subordinated Indenture, as the case may be, and such Debt Security has been duly authorized, executed, authenticated, issued and delivered in accordance with the Senior Indenture or the Subordinated Indenture, as the case may be, against payment therefor in accordance with the applicable underwriting or other agreement or upon exchange in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such Debt Security will constitute the valid and binding obligation of the Company.

          2.   Upon designation of the preferences and
     relative, participating, optional and other special rights, and qualifications, limitations or restrictions, of any series of Preferred Stock by the Board of Directors of the Company and proper filing with the Secretary of State of the State of Delaware of a Certificate of Designations relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable underwriting or other agreement or upon conversion in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

          3.  When the specific terms of a particular
     Warrant have been duly authorized and established and such Warrant has been duly authorized, executed, issued and delivered against payment therefor in accordance with the applicable underwriting or other agreement, such Warrant will constitute the valid and binding obligation of the Company.

          4.   Upon designation of the preferences and
     relative, participating, optional and other special rights, and qualifications, limitations or restrictions, of any series of Special Stock by the Board of Directors of the Company and proper filing with the Secretary of State of the State of Delaware of a Certificate of Designations relating to such series of Special Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Special Stock proposed to be sold by the Company, and when such shares of Special Stock are issued and delivered against payment therefor in accordance with the applicable underwriting or other agreement or upon conversion in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

          5.   When Depositary Shares evidenced by
     Depositary Receipts are issued and delivered in accordance with the terms of the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock or Special Stock, such Depositary Shares will entitle the holders thereof to the rights specified in the Deposit Agreement.

     In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors shall have duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iii) the applicable Indentures, if any, shall have been duly authorized, executed and delivered by the Company and the applicable Trustee and shall have been qualified under the Trust Indenture Act of 1939, as amended, and (iv) there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

          We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

          We hereby consent to the use of this opinion as an exhibit to Amendment No. 1 to the Registration Statement of the Company relating to the Securities and to the reference to our name in the Prospectus contained therein.

                              Very truly yours,